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                                                                   Exhibit 99.2

                           IPALCO ENTERPRISES, INC.
                    INSTRUCTIONS TO THRIFT PLAN TRUSTEE FOR
              SPECIAL MEETING OF SHAREHOLDERS - OCTOBER 20, 2000

TO THE EMPLOYEE PENSION COMMITTEE:

I understand that in accordance with Section 305.90 of the Thrift Plan, I may instruct the voting of the number of shares shown on this form. Will you please direct the Trustee to execute a proxy empowering the persons therein to vote as follows:

The Board of Directors recommends a vote FOR Proposal 1.

PROPOSAL 1:

      To approve the Agreement and Plan of Share Exchange, dated as of July 15, 2000, between The AES Corporation and IPALCO Enterprises, Inc., pursuant to which IPALCO shareholders will receive AES common stock for each share of IPALCO common stock that they hold, and IPALCO will become a wholly-owned subsidiary of AES, all in accordance with the terms of the Agreement and Plan of Share Exchange.

      / / For       / / Against   / / Abstain


---------------------------(FOLD HERE - DO NOT TEAR)---------------------------

THE TRUSTEE WILL EXECUTE THE PROXY AS ABOVE DIRECTED, OR, IF NO CHOICE IS INDICATED, THE PROXY WILL BE VOTED BY THE TRUSTEE IN ITS DISCRETION. THIS INSTRUCTION CARD CONFERS DISCRETIONARY AUTHORITY TO VOTE ON CURRENTLY UNKNOWN MATTERS PROPERLY PRESENTED TO THE MEETING.

RECEIPT OF THE PROXY STATEMENT IS HEREBY ACKNOWLEDGED.

                                           DATED _____________________, 2000


     YOUR SIGNATURE MUST BE EXACTLY AS     ---------------------------------
         YOUR NAME APPEARS BELOW.                      (SIGNATURE)


PLEASE COMPLETE INSTRUCTION CARD AT RIGHT. THEN DATE, SIGN, DETACH IT FROM THIS FORM AT PERFORATIONS, FOLD IT, AND RETURN IMMEDIATELY IN ACCOMPANYING INTEROFFICE ENVELOPE.

                                 (DETACH HERE)